Exhibit 99.1

NCO Group, Inc.

Third Quarter 2011 Results

November 15, 2011

2:00 p.m. ET

Operator:

Good afternoon my name is Jennifer and I will be your conference operator today. At this time I would like to welcome everyone to the NCO Group Third Quarter Results conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be question and answer session if you would like to ask a question during this time simply press * then the number one on your telephone keypad. If you would like to withdraw your question press the pound key, thank you Mr. Callahan you may begin your conference.

Brian Callahan:

Thank you operator, thank you everyone for joining in NCO Group’s conference call for the third quarter of 2011. The statements in this conference call and in our press release issued Monday, other than historical facts, are forward-looking statements, as defined by the federal securities laws. Actual results might differ materially from those projected in forward looking statements. Factors that might cause actual results to differ materially are discussed in the company’s earnings press release. The company disclaims any intent or obligation to publically update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise. I will now turn the call over to Ron Rittenmeyer our CEO.

Ron Rittenmeyer:

Thanks Brian and good afternoon. As is our process I will give you an overview of our quarter, discuss on any recent development and give a perspective of what we see in front of us. Then I will ask John Schwab our Chief Financial Officer to provide a detailed overview of this quarter’s financial results and then finally we’re going to open the call up for questions.

So let’s start with the third quarter, NCO was $6.5 million below it’s net revenue budget due to an impairment allowance the company took on the remaining portfolio of purchased accounts receivable. Excluding this non-cash allowance, NCO is in line with it’s net revenue budget and $2.4 million below it’s adjusted EBITDA budget, although I think it’s important to note that our adjusted EBITDA margin for the third quarter of 2011 was 12.2 percent as compared to the prior year of 10.9 percent.

During the quarter, the ARM division operated below it’s net revenue and adjusted EBITDA budgets, and on a positive note the liquidation rates were stable. Placements did fall short of expectations primarily driven by continued low levels of consumer credit.

CRM during the quarter exceeded it’s revenue budget and was short of it’s adjusted EBITDA budget. We noted a strong performance against the budget for certain key clients due to an increase in volumes, while the timing of the shift of certain projects to offshore locations negatively impacted our margins in the quarter.

As I said, we completed the final sale of the majority of the remaining purchased accounts receivable which effectively has exited us from the Portfolio Management business. John will walk through the presentation of the historical results of the portfolio segment later in the call. And with this transaction we have reduced leverage and capital demands of the business, and we have completed the transition to a pure play BPO company.

Looking at people, our offshore and near-shore employment which comes in at about 13,430, at the close of the quarter we showed about 6,900 people in the Philippines, 4,100 in Central America, 1,200 in Canada, 830 in the Caribbean, and 400 in India serving U.S. clients. These amounts are about 16 percent higher than prior quarter and 40 percent higher than the prior year, reflecting the beginning of the new business ramp up offshore. We expect such headcount to continue to rise as ramp efforts increase in the fourth quarter due to client committed growth and normal seasonal ramp.

We are in place to meet our sales goal for 2011 and we already have been awarded opportunities that are currently in our pipeline, so we feel very good about our sales.

And, as you know, on October 14th, OEP completed the previously announced acquisition of APAC Customer Services. As you know, APAC is a global leader in providing CRM services. OEP has announced that it’s going to seek to combined APAC and NCO Group to build market leadership in business process outsourcing and customer care solutions.

But for now we have entered into a shared service agreement with APAC that allows both companies to share certain services and also reduce costs. We’ll announce further actions as they become available as we move forward.

And finally, we’ve also begun adding additional management resources to complement our existing structure. It’s going to allow us to execute our long term initiatives. Some of these are, that we’re currently working, really focusing the best of the best approach in staffing and management and overall levels of employment; accelerating our offshore initiatives; optimizing facility utilization; and procurement, to mention a few. We’re also adjusting our opportunities in the sales organization by revisiting incentive compensation and overall structure.

So with that as an overview, I am going to now turn the call over to John Schwab for financial review of the quarter.

John Schwab:

Thanks Ron, before I get into the results for the quarter I would like to discuss our exit from the portfolio management business. As Ron had mentioned, we sold substantially all of our portfolios in April and in August of 2011. The results of the Portfolio Management business are presented as discontinued operations on the consolidated statements of operations and cash flows, and all prior periods have been restated. The remaining portfolios of purchased accounts receivable are not significant and are now included as part of ARM.

During the third quarter of 2011, we recorded a non cash allowance for impairment of $6.3 million related to the remaining portfolios, and this allowance was part of the continuing operations and reduced ARM revenue. The carrying value of all remaining portfolios of purchased AR was $3.8 million as of September 30, 2011.

All discussions on this call regarding revenue and EBITDA do not include the results of Portfolio Management that are presented as discontinued operations. Net revenue, excluding reimbursable costs and fees, was $304.0 million for the third quarter of 2011. This represents a 4 percent increase from $292.2 million for the third quarter of last year. The Company reported adjusted EBITDA of $37.1 million compared to $32.0 million for the prior year.

Adjusted EBITDA for the third quarter of 2011 excludes $7.6 million of restructuring charges and $6.3 million of non cash allowances for impairment of purchased accounts receivable. Adjusted EBITDA for the third quarter of 2010 excludes $7.4 million of restructuring charges and $1.2 million of non-cash portfolio impairment charges.

The ARM division reported net revenue of $213.2 million this quarter. This is a decrease of 5.9 percent compared to $226.7 million last year. This decrease is primarily attributable to lower volumes in the financial services vertical.

CRM reported revenue of $90.8 million this quarter an increase of 38.6 percent compared to $65.5 million of revenue for the third quarter of last year. This increase is attributable to increases in volume from existing clients as well as certain new client wins.

Now moving on to expenses, on an overall basis payroll and related expenses as a percentage of net revenue increased to 58.4 percent as compared to 56.4 percent to the third quarter of last year. The increase as a percentage of revenue from last year was primarily due to the increase in our CRM business since a higher percentage of their cost are payroll related, and also due to a leveraging of our ARM infrastructure over the lower revenue base.

On an overall basis, selling general and administrative expenses as a percentage of revenue decreased to 31.3 percent compared to 33.5 percent from last year. The decrease as a percent of revenue is primarily due to the positive impact of cost savings initiatives, including facility rationalization, headcount reduction and expense management, and leveraging the CRM infrastructure over a larger revenue base.

We have continued to actively manage our expense structure in order to mitigate EBITDA deterioration as a result of client volume fluctuations in this difficult economic environment.

For the third quarter of 2011 we recorded income tax expense of $2.3 million as compared to $2.1 million recorded last year. Our effective tax rate is low due to the recognition of a valuation allowance on certain domestic net deferred tax assets.

Lastly I’ll get into some notes on financial condition. We continue to focus on increasing liquidity through debt reduction, working capital management and strict control of cash investments including capital expenditures.

At September 30, 2011, the company had $19.8 million of cash and equivalents. During the quarter our accounts receivable days outstanding were 43. Capital expenditures in the third quarter were $5.4 million or 1.8 percent of revenue for the quarter.

During the third quarter of 2011 we had net repayments of $19.3 million under our senior term loan, primarily due to the net proceeds of the portfolio sale, and net repayments of $16.0 million under our revolving credit facility. At September 30, 2011 we had $30.0 million outstanding on our revolving credit facility and $6.8 million of outstanding letters of credit giving us borrowing capacity of $38.2 million. At September 30, 2011 we were in compliance with all the required financial covenants, our leverage ratio is 5.55 compared to our covenant maximum of 6.50 and our interest coverage ratio is 1.99 compared to covenant minimum of 1.70. Our ability to maintain compliance with our covenants will be highly dependent on the results of operations and, to the extent necessary, our ability to implement further remedial measures such as further reductions in operating costs. Now I am going to turn things back to Ron.

Ron Rittenmeyer:	OK, John, thank you very much. Operator at this point I believe we’re ready to open the floor for questions so I will leave that up to you.

Operator:	At this time if you would like to ask a question press * then the number one on your telephone keypad. Again that’s * one, we’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Nick Jarkaszuk.

Nick Jarkaszuk:

I’m from Royal Bank of Canada, I was hoping you could share some details regarding the shared services agreement in terms of how the expenses are going to be allocated and what expenses are going to be cut. And what a gross synergy number we can think of is and how this is going to be split between NCO and APAC thanks.

Ron Rittenmeyer:

Yeah I appreciate the question, at this point I don’t think I am prepared to get into those details. We haven’t combined the companies so we’re getting a little ahead of ourselves here to start talking about synergies and we haven’t gone out publicly with that information at this stage. The shared services agreement will cover generally most of the support type areas, not directly, it won’t include client facing things at this stage or anything to deal directly with customers. So backroom stuff - finance areas, purchasing, IT - those types of areas will be included and we’re just beginning that process now, so the rest of those details will be disclosed when we get ready to finalize the financing and get out into the marketplace.

Nick Jarkaszuk:	What could we anticipate seeing some of the benefits running through the P&L ahead of the merger of the two businesses?

Ron Rittenmeyer:	I don’t see if you’ll see them or not, I hope the merger of two businesses will happen before you’ll see the benefits running through the P&L.

Nick Jarkaszuk:	OK great thanks.

Operator:	Your next question comes from the line of Sam Goodyear.

Sam Goodyear:

Hi, thanks for taking my question, I just had a quick question about the year over year bridge. I basically see segment EBITDA for the accounts receivable management down about $4 million and segment EBITDA for the customer relationship management up about $6 million, so that’s a $2 million net change, anyway could you help me get to the $7 million year over year in the reported adjusted EBITDA.

John Schwab:	A piece of that would roll to the Portfolio Management.

Sam Goodyear:	OK that’s what I thought I just wanted to make sure of that.

John Schwab:

That’s fair, I think that’s sort of the bigger piece probably that’s out there that we’re talking about. If you look at the back of the press release I think we tried to do a good job of sort of walking that through on an overall basis.

Sam Goodyear:

Yeah and then I just wanted to make sure I wasn’t missing anything else besides that. Is there any comment that you could make about, I think that was helpful the comment about how you would anticipate that the combination of NCO and APAC would occur before the benefit of the shared services agreement would run through the financial statements.

Ron Rittenmeyer:	I am hopeful that will happen.

Sam Goodyear:	No, no I understand it.

Ron Rittenmeyer:	We have to be very careful here how we say this.

Sam Goodyear:	I totally understand and I was wondering if there was any way you could discuss how the timeline for that combination would influence your thinking about the December 2012 revolver maturity.

Ron Rittenmeyer:	I really don’t think I can discuss that at this point.

Sam Goodyear:	OK and then lastly do you know how much additional secured debt the credit agreement and the indentures allow you to issue.

John Schwab:	Well, we have a cap of $700 million under our lien basket and so it allows us to get up to that.

Sam Goodyear:	So you could issue an additional $200 million of secured debt? Or $170 million, roughly.

John Schwab:	Right, right.

Sam Goodyear:	OK that’s all I have got thank you very much.

Operator:	Your next question comes from the line of Stan Manoukian.

Stan Manoukian:	Good afternoon, a quick question, what was the LTM bank leverage you reported, the LTM bank leverage based on the credit agreement.

John Schwab:	The LTM leverage, the 5.55 was our leverage ratio.

Stan Manoukian:	OK so it’s improvement from 5.69 last quarter right?

John Schwab:	Right, coming down, correct.

Stan Manoukian:	OK, now you mentioned that revenues from financial services have been declining. What on an LTM basis, maybe the ball park you can give me,

what’s the percentage of revenues coming from the financial services industry this year. I know it’s been growing from ‘09 to ‘10 from like 34 to 44 percent it’s growing again or it’s declining?

John Schwab:

Generally we don’t typically get into disclosing in this level of detail each of the revenues from the verticals over LTM period. I will tell you, generally speaking you think about the ARM business and you think about, as we discussed financial services as being down in the financial services areas. I mean it gets back to consumer credit and how that’s evolved over the last couple of years. And clearly there’s been a decrease in the amount of credit that’s out there and that certainly is impacting our business. The credit that’s being issued is being issued I would say higher qualities than it would have been issued three or four years ago, and therefore the liquidation rates as we’ve talked about are a little higher than would have been…

Stan Manoukian:	More stable.

John Schwab:	More stable thank you but the volumes again just due to the limitations on the amount of credit actually being issued are down and that’s what’s driving the business.

Stan Manoukian:

OK and then finally last question. I was wondering your liquidation of portfolio, of your accounts receivable portfolio business, does it have anything to do with the overall sort of strategy of the company environment, existing environment, or it has something to do with the packaging of the company for the consolidation with APAC.

Ron Rittenmeyer:	We’ve been talking about this for months this is not something new.

John Schwab:

Right, listen we were in a fairly heavy asset-based business for a period of time, the focus of the company, we wanted to make sure that we were focused fully towards business process outsourcing, to becoming a pure player there, and I think this was the transformational aspect that got us to that.

Stan Manoukian:	Thank you very much, thank you.

Operator:	Again if you would like to ask a question, press * then the number one on your telephone keypad.

Ron Rittenmeyer:

OK operator I guess that’s it then I want to thank everybody for joining the call and if there’s any additional questions as always John or Brian are available to answer your questions, thanks again for joining our call operator that will conclude the call for today.

END